UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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UTi WORLDWIDE INC.
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The following questions and answers were first distributed to UTi Worldwide Inc.’s employees on October 9, 2015.

QUESTIONS AND ANSWERS

STRATEGIC RATIONALE

1.	What is the rationale for this transaction?

We believe the combination of our two companies will bring meaningful value to our clients while providing unique benefits and opportunities to our employees. In particular, the transaction will:

●	Create a company with a common focus on the client;
●	Enhance the geographic and business footprint for both entities, creating one of the world’s strongest transportation and logistics networks and the world’s fourth largest 3PL;
●	Create a global CL network of over 5M square meters (55M square feet) of warehousing space;
●	Create procurement scale with over 1.3M TEU and 600K tons in air under management;
●	Expand on their strength in European trucking with our distribution services on 3 additional continents;
●	Grow a healthy mix of clients by combining our strength with global clients and vertical capabilities with their well-established local client base.

Moreover, the cash premium paid to ordinary shareholders appropriately reflects the value of our business while the acquisition addresses the scale challenge we continue to face in forwarding, while enabling us to continue to pursue our business with a partner that shares similar strategic objectives. Like UTi, DSV grew from roots in a small country and was able to expand their presence and power globally. Like UTi, DSV values agility, local empowerment, and focuses on clients and results. Positioned together and leveraging our combined strengths, we can bring solutions to our clients and our people that we could not have delivered on our own.

2.	Why do this deal now? Is there a pressing imperative?

The business faces a number of challenges. UTi’s Board of Directors believes this transaction represents the best available opportunity for the ordinary shareholders in light of these challenges. It also is a strategic opportunity to combine with a partner that will strengthen the offerings to our clients. This acquisition addresses the scale challenge we continue to face in forwarding, while enabling us to continue to pursue our business with a partner that shares similar strategic objectives. Like UTi, DSV values agility, local empowerment, and focuses on clients and results. In addition, this deal helps us take a significant step to where we wanted to go organically with our strategy this year. DSV already has the agile, locally empowered, profit-focused culture we were working to rebuild within UTi, and this combination will help us to achieve that much faster than we could on our own.

3.	What opportunities does this deal create for UTi?

For UTi, the acquisition addresses the scale challenge we continue to face in forwarding, while enabling us to continue to pursue our business with a partner that shares similar strategic objectives. Like UTi, DSV values agility, local empowerment, and focuses on clients and results.

More importantly, the combined business will be stronger together as we believe the transaction will:

●	Create a company with a common focus on the client;
●	Enhance the geographic and business footprint for both entities, creating one of the world’s strongest transportation and logistics networks and the world’s fourth largest 3PL;
●	Create a global CL network of over 5M square meters (55M square feet) of warehousing space;
●	Create procurement scale with over 1.3M TEU and 600K tons in air under management;
●	Expand on their strength in European trucking with our distribution services on 3 additional continents;
●	Grow a healthy mix of clients by combining our strength with global clients and vertical capabilities with their well-established local client base.

4.	Will DSV be closing any facilities, divesting any assets or laying off any employees?

It is too early to comment on specific impacts of the transaction beyond what we have stated thus far. Integration planning can only take place after the deal closes.

We are still in the very early stages of this transaction. The signing of this agreement – which is all that has happened so far – is just the first step in the process. There are various conditions that have to be satisfied before the deal closes.

However, the leadership team is committed to providing transparency throughout the process and will give updates on developments as appropriate.

5.	I thought you said we were on the right track and executing against our plan…why don’t we get to finish what we started?

The success we have achieved with our plan this year has not only stabilized the business, but has made us an attractive partner for DSV, who recognizes the underlying strength of our business, our future prospects, and the value each of you bring to our business. The Board has determined that this transaction is a more attractive means by which to address the scale challenge we continue to face in forwarding, while enabling us to continue to pursue our business with a partner that shares similar strategic objectives.

We are very excited to be joining forces with DSV, which we believe will strengthen our value proposition to our clients, while providing a meaningful cash premium to our shareholders relative to the recent trading prices. For our clients and employees, the potential combination of our two businesses has a strong cultural fit, aligned strategy, and a complementary client base and geographic footprint. We have the opportunity to draw on the current strengths and scale of both companies to bring solutions to our clients that we could not have delivered on our own.

6.	We confirmed that UTi had been in discussions with DSV last December. Have discussions been happening this whole time?

No. As we stated in December, DSV had reached out to UTi to explore a potential transaction. While the board did hold preliminary discussions with DSV at that time, both companies determined that it was not in the best interests of either party to pursue a transaction at that time. DSV approached us again a short time ago, and our recent discussions led to our decision to explore the offer further.

7.	What is DSV’s footprint in forwarding?

Our businesses are highly complementary. DSV has a much larger footprint than us in some markets like Europe, and almost no footprint in Africa. Aside from that, there are markets like India and Israel where we are significantly bigger and markets where we are about the same size. Overall, our joint footprints create a much more expansive company as opposed to just more volume through a shared branch, and this is something that was attractive to us as we considered the offer.

8.	What is DSV’s footprint in CL&D?

DSV does not have much of a CL presence in Africa, Americas or APAC. It has no distribution presence to speak of outside of Europe. Their European road network is impressive, whereas we have virtually no European road product, and this has been a weak point for our European client development efforts for years.

9.	Why is DSV buying us?

This acquisition offers DSV an opportunity to accelerate its growth towards becoming one of the world’s strongest transportation and logistics networks. The combination will increase their revenue by 50%, expand their geographic reach, especially in emerging markets like South Africa and India, diversify their business mix and support a stronger value proposition for clients. UTi’s footprint will enhance DSV’s position in Air and Ocean as well as further scale the CL&D business globally. UTi’s asset light model and culture of locally-empowered, client-focused operations aligns well with DSV’s own approach to doing business. DSV’s acquiring us results in a stronger and more profitable company for both parties.

10.	What is DSV’s strategy?

DSV has been focused on growth. They have 3 business units – Forwarding, Road and Solutions (CL). Like us, they implemented a network-wide system upgrade several years ago, deploying CargoWise. They use Red Prairie as their primary WMS solution in their CL businesses. While we may use slightly different tools, our strategic intents are remarkably similar. They wanted to grow large client capability, but found it difficult to do that from scratch. We have large client  capability in our verticals, but found it difficult to reinvigorate our local growth given the lack of attention it had received prior to our change in strategy. They’ve made various attempts to expand into emerging markets where we have scale already.

TRANSACTION TERMS

11.	What are the terms of the transaction?

The transaction is valued at approximately $1.35 billion. The price of $7.10 in cash per ordinary share to be received by our public shareholders represents a premium of approximately 50% relative to UTi’s close on 8 October 2015.

12.	When do you expect to close the transaction?

The acquisition is expected to be completed in the first calendar quarter of 2016, and is subject to approval by UTi shareholders, as well as the satisfaction of customary closing conditions and regulatory approvals

13.	Is there a risk that this transaction might not close?

Every transaction has some level of risk that it might not close. That said, we feel very good  about the potential combination of our two businesses given that we share similar objectives and will have the opportunity to draw on the current strengths from both companies. We don’t expect regulatory roadblocks at this time.

14.	I hold UTi stock – can I still trade it?

Yes, you may trade UTi’s stock until the close of the transaction when shares are cashed out, subject to UTi’s insider trading policy restrictions.

MANAGEMENT

15.	What role will senior management serve in this transaction? What role will they have should the deal close?

It is too early to comment on specific impacts of the transaction beyond what we have stated thus far.

We are still in the very early stages of this transaction. The signing of this agreement – which is all that has happened so far – is just the first step in the process. There are various conditions that have to be satisfied before the deal closes. Further, integration planning cannot take place until the deal closes.

However, the leadership team and I remain committed to providing transparency throughout the process and will give frequent updates on developments as the process unfolds.

EMPLOYEES

16.	What is DSV’s culture like?

DSV has successfully closed and integrated several acquisitions and we are confident that this transaction will follow suit. In fact, DSV’s CEO and other members of the leadership team came to the company through acquisitions. As we have shared before, DSV’s leadership team shares similar strategic objectives and shares our focus on local empowerment, autonomy, profitability and strong client relationships. We believe their track record and expertise in freight forwarding, transportation and CL serves as a solid complement to our business.

DSV recognizes that this acquisition will change them, too. The transaction will diversify their geographic, business and client mix and enable them to explore new frontiers. Their leadership team respects how we’ve grown our business with local management and talent and is determined to ensure this continues.

It is important to note that our values are also complementary with ours… their corporate values are:

●	We are customer focused
●	We listen, understand and meet the needs of our customers
●	We practice openness and mutual respect in company activities
●	We inspire respect by meeting our commitments and accepting consequences of our decisions
●	We highly value loyal employees and allocate resources to employee development

17.	Are we a good fit with DSV?

DSV’s leadership team shares similar strategic objectives and shares our focus on local empowerment, autonomy, profitability and strong client relationships. We believe their track record and expertise in freight forwarding, transportation and CL&D serves a solid complement to our business. What makes this an exciting opportunity for all of us is that this acquisition is growth-oriented, not cost-oriented.

18.	How does the transition process work before and after the deal closes?

As we work through the regulatory approvals needed to close the transaction, our existing leadership team will still be in place and very little will change about how we run the business. Once the deal closes and DSV assumes ownership of the company, we’ll be able to work with them to provide more clarity to everyone.

19.	What should we keep doing as a company before the deal closes?

We can continue to serve our existing clients, sell to new and existing clients, and pursue new business, knowing that DSV values our client relationships and will continue to service them under the new company after the transition. We are still a strong company and will need to continue to proceed through our normal course of business – servicing our clients and facilitating timely invoicing while effectively managing collections, payables and costs.

20.	What can’t we do as a company before the deal closes?

We can’t divest businesses, make acquisitions, or do something significantly different than we do in the course of ordinary business. A good way to think about it is if Ed would have to take something to the Board for approval as a part of our levels of authority, Ed would need to get DSV permission in the interim.

21.	What is going to happen to my team? Does DSV have a similar team?

In this transaction, unlike many of the mergers you may have seen in the news or been through in the past, there are many places where we have warehouses, distribution businesses or forwarding branches where DSV does not. It would be a mistake to assume that this transaction will impact most people as we expect many part of the business to see little impact from this transaction.

DSV is committed to establishing a strong, combined entity. It is important to continue our successes in the normal course of business as DSV will be looking for strong leaders who have a track record of performance, as well as our people who serve key clients on a daily basis. Once the deal closes and DSV assumes ownership of the company, we’ll be able to work with them to provide more clarity to everyone. The leadership team and I remain committed to providing transparency throughout the process and will give updates on developments as appropriate.

22.	How will I know what’s going on during the transition?

We will not have much more information on their plans until the deal closes, as integration planning cannot happen until then. That’s normal procedure for deals like this.

If you have a question, please do not hesitate to share with your manager. We may not be able to answer every question, because some are out of our control, but those we are able to answer, we will.

23.	My manager doesn’t know the answers to my questions, who can I ask?

Ask them to check with their manager, or send your question to enterprisecommunications@go2uti.com. Enterprise Communications will field questions for the Executive Board and post responses to questions that might be helpful to all employees to myUTi.

24.	My client is nervous about this change… What should I do to reassure them?

DSV shares our track record of delivering superior service and a tailored offering to clients, leveraging locally empowered networks to build relationships and deliver expertise. We have secured our client loyalty by delivering on these same commitments, and so are confident that the combined company will be able to deliver even stronger results. For specific talking points, please see the materials on myUTi.

25.	Who is going to communicate the change to clients?

The lead sales person or lead account manager for each account will be responsible for client communications. Please coordinate with your sales leaders if you have questions. We have provided communications materials (a draft letter, talking points, and presentation materials) that are available to all sales and client-facing employees to use. For our top clients in FF, CL, and the verticals, Executive Board members are available to support and contact those clients if needed. Please contact your Executive Board member if your client needs some extra attention.

Many of our people in operations roles talk to our clients daily. You should communicate the following points to the client, as keeping your client happy through the transition is another great way to increase the certainty of a good outcome for you:

●	We are very excited to be strengthening our business with a partner that shares a similar culture and strategic objectives.
●	Positioned together and leveraging our combined strengths, we can bring solutions to our clients that we could not have delivered on our own.
●	This will not change anything about the way we interact with our clients and meet their needs. In fact, in the long run this will make us an even stronger partner.
●	We are continuing our diligent execution against our strategic priorities and delivering superior client service remains our priority as we maintain our forward momentum.
●	We are committed to transparent and open communications as we move forward in this process.

26.	Where can I get materials to present to my clients?

All client-facing materials are available on myUTi.
27.	What operating system does DSV use for their forwarding business? What will happen to 1VIEW?

DSV uses CargoWise for their freight forwarding business. At this time, it would be premature to draw any conclusions or speculate how they plan to run things, as they haven’t built an integration plan. We anticipate that any joint plan would likely take a long period to unfold.

28.	What should I be focused on doing during this transition period?

We need everyone to continue to execute on your goals for this year. That means we are still focused on our four priorities and will finish the year strong. We encourage you to remain committed to these objectives:

●	Consistent performance in the CL&D business
●	Managing overhead costs
●	Improving working capital
●	FF growth and margin improvement

29.   Do I still need to prepare a budget for next year?

Yes. Despite the transition we are going through, we don’t yet know what the pace of change will be after the transition, so we will need to be prepared to continue to operate normally well after the deal closes and DSV assumes control.

30.	What will happen with my benefits (health insurance, 401(k), etc.)?

Your benefits will continue until the deal closes and the two companies establish a transition plan. Rest assured, DSV provides similar benefits to their employees.

DSV has committed to providing comparable compensation and benefits in the aggregate for a minimum of six months after the deal closes in order to give them time to merge programs.

If you are a US employee, remember that open enrollment is happening from 19 October 2015 to 30 October 2015, and you must enroll to have coverage after 1 January 2016. This still applies and our benefits hold until you are notified otherwise.

31.	I was on track for my bonus or sales incentive. What happens?

DSV has committed to paying all bonuses earned and due under our documented current plans after the deal closes, prorated to the extent the deal closes before the end of the bonus period.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The proposed transaction involving DSV A/S (“DSV”) and the Company will be submitted to the Company’s shareholders for their consideration. In connection with the proposed transaction, the Company intends to file relevant materials with the Securities and Exchange Commission (“SEC”), including the Company’s proxy statement in preliminary and definitive form, and the Company will mail the definitive proxy statement to its shareholders. This communication is not intended to be, and is not, a substitute for such filings or for any other document that DSV or the Company may file with the SEC in connection with the proposed transaction. SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT, CAREFULLY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant materials (when they become available) and any other documents filed or furnished by DSV or the Company with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from the Company by going to its investor relations page on its corporate web site at www.go2uti.com.

PARTICIPANTS IN THE SOLICITATION

DSV, the Company, their respective directors and certain of their respective executive officers and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the Company’s directors and executive officers is set forth in its definitive proxy statement filed with the SEC on May 13, 2015. This document is available free of charge from the SEC and by going to the Company’s investor relations page on its corporate web site at www.go2uti.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement and other relevant materials DSV and the Company file with the SEC.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document includes forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among other things, these forward-looking statements may include statements regarding the proposed merger between the Company and DSV. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based  on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition. Factors that might cause or contribute to a material difference include, but are not limited to, the risks in the Company’s filings with the Securities and Exchange Commission (“SEC”), including those listed in Item 1A “Risk Factors” in its annual report on Form 10-K relating to the fiscal year ended January 31, 2015 filed with the SEC, and the following: the Company has incurred losses for each of the last three fiscal years and during the three and six months ended July 31, 2015 and such losses are expected to continue; the Company’s ability to achieve its adjusted EBITDA target for the 2016 fiscal year and for the 12 month period beginning August 1, 2015 is dependent on incremental net revenue growth in its freight forwarding business, which growth may not occur; the Company’s ability to maintain sufficient liquidity and capital resources to fund its business and to generate sufficient cash to service its debts and other obligations; the Company’s ability to refinance its indebtedness when it comes due, including near term maturities; the Company’s ability to accurately predict its future business results and liquidity; risks associated with the Company’s clients, including delays or the inability by such clients to pay the Company; the risk that the Company may not be able to achieve its expected working capital improvements; volatility with respect to global trade; global economic, political and market conditions and unrest, including those in Africa, Asia Pacific and Europe; volatile fuel costs; transportation capacity, pricing dynamics and the Company’s ability to secure space on third party aircraft, ocean vessels and other modes of transportation; changes in interest and foreign exchange rates, particularly with respect to the South African rand and the Euro; material interruptions in transportation services; risks of international operations; risks that the carrying values of the Company’s assets might be impaired; risks associated with, and the potential for penalties, fines, costs and expenses the Company may incur as a result of an investigation by the government of Brazil into the international air freight and air cargo transportation industry; risks of adverse legal judgments or other liabilities not limited by contract or covered by insurance; risks associated with the pending securities class action lawsuit and pending investigation by the SEC; the Company’s ability to retain clients while facing increased competition; disruptions caused by epidemics, natural disasters, conflicts, strikes, wars and terrorism; the impact of changes in the Company’s effective tax rates; the Company’s ability to maintain effective disclosure controls and procedures and effective internal control over financial reporting; the other risks and uncertainties described herein and in the Company’s other filings with the SEC; and other factors outside the Company’s control. Other risks and uncertainties include the timing and likelihood of completion of the proposed merger between the Company and DSV, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals for the proposed merger that could cause the parties to abandon the transaction; the possibility that the Company will not receive the required shareholder approvals; disruption from the proposed merger making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred; the possibility that the proposed merger does not close, including due to the failure to satisfy the closing conditions; as well as more specific risks and uncertainties. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made, are not guarantees of future performance or results, and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Because the information herein is based solely on data currently available, it is subject to change as  a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

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